EXHIBIT 10.1
AMENDMENT NO. 2 TO LOAN AGREEMENT
     This Amendment No. 2 to Loan Agreement (this “Amendment”), dated as of November 19, 2008, by and among Professional Veterinary Products, Ltd., a Nebraska corporation (“PVPL”), ProConn, LLC, a Nebraska limited liability company (“ProConn”), Exact Logistics, LLC, a Nebraska limited liability company (“Exact”, together with PVPL and ProConn, collectively and individually herein referred as “Borrower”), and First National Bank of Omaha, a national banking association (“Lender”).
RECITALS
     I. Borrower and Lender entered into a Loan Agreement dated as of November 14, 2006, as amended (the “Loan Agreement”).
     II. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.
     III. Borrower has requested that certain terms and conditions of the Loan Agreement be amended to facilitate Borrower’s entry into an interest rate swap transaction with Lender.
     Accordingly, in consideration of the Recitals and the terms and conditions herein set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:
     1. Section 1.2 of the Loan Agreement is hereby amended by deleting the definition of “LIBOR Rate” in its entirety and substituting the following definition in its place:
     “LIBOR Rate” means the London interbank offered rate for an interest period of one (1) month appearing on the Bloomberg Finance, L.P. rate sheets (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the date such rate shall be adjusted hereunder. In the event that such rate is not available for any reason, then the LIBOR Rate shall be the rate at which dollar deposits for a maturity comparable to one (1) month are offered by the principal London office of any major bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the date such rate shall be adjusted hereunder. The LIBOR Rate shall be adjusted hereunder on the first (1st) London Banking Day of each calendar month.

     2. Section 1.2 of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order:
     “London Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in London, England.
     “Swap Obligations” means the obligations of Borrower pursuant to any arrangement with Lender, whereby, directly or indirectly, Borrower is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made to Lender calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
     3. Section 2.1.1 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting the following section in its place:
          Section 2.1.1 Interest Rate and Payments. The principal amount of the Advances outstanding from time to time on the Revolving Loan shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at a variable rate, reset monthly, equal to the LIBOR Rate as determined by Lender plus (a) 1.25% per annum when the Cash Flow Leverage Ratio is less than or equal to 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1(b)) or (b) 1.50% per annum when the Cash Flow Leverage Ratio is more than 3.00 to 1.00 (as set forth in the compliance certificate delivered to Lender pursuant to Section 5.1(b)). Upon an Event of Default, the Revolving Loan shall bear interest at the LIBOR Rate as determined by Lender plus 7.50% per annum (the “Default Rate”); provided, however, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Interest accruing on the principal balance of the Advances outstanding from time to time shall be payable in arrears on the first day of each month and on the Termination Date. Borrower agrees that Lender may at any time or from time to time, without the request by Borrower, make an Advance to Borrower, or apply the proceeds of any Advance, for the purpose of paying all such interest when due.
     4. Section 2.5 of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting the following section in its place:
          Section 2.5 Payment on Non-Business Days. Whenever any payment to be made hereunder or under any of the Notes shall be stated to be due on a Saturday, Sunday or a holiday for banks under the laws of the State of Nebraska or the United States, such payment may be made on the next succeeding bank business day.
     5. Section 7.1 of the Loan Agreement is hereby amended by deleting paragraph (c) in its entirety and substituting the following paragraph (c) in its place:

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          (c) if Borrower shall default in or fail to observe or perform any term, covenant or condition contained in any of the Collateral Agreements or any other existing or future agreement or obligation between or among Borrower and Lender that is in any way related to this Agreement including, without limitation, the Swap Obligations, in each case, after the applicable notice and/or grace period, if any;
     6. Continuing Validity of Loan Documents. Borrower hereby (a) reaffirms and admits the validity and enforceability of the Loan Agreement, each related document and all of the obligations of the Borrower thereunder, (b) agrees and admits that no Borrower has any defenses to or offsets against any such obligations and (c) certifies that, immediately after giving effect to this Amendment, (i) no Event Default shall exist (or would exist with the passage of time or giving of notice) and (ii) each of the representations and warranties contained in the Loan Agreement and each related document shall be true and correct with the same effect as though such representation and warranty had been made on the date hereof, except to the extent such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct on and as of such earlier date.
     7. Limitations. In all other respect, the Loan Agreement and related documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of the Loan Agreement or related documents shall be deemed (i) to be an amendment or waiver in respect of any other term or condition contained in the Loan Agreement or related documents or (ii) to prejudice any right or rights of the Lender which it may now have or may have in the future under or in connection with the Loan Agreement or related documents.
     8. Counterparts. This Amendment may be executed in counterpart all of which, taken together, shall constitute one agreement.
     9. Governing Law. THIS AMENDMENT IS BEING EXECUTED AND DELIVERED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF NEBRASKA, AND SHALL BE CONSTRUED AND ENFORCEABLE IN ACCORDANCE WITH, AND BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first set forth above.

Professional Veterinary Products, Ltd., a Nebraska corporation
By:	/s/ Neal B. Soderquist
Neal B. Soderquist, its Chief Financial Officer

ProConn, LLC, By: Professional Veterinary Products, Ltd., a Nebraska corporation, its Manager and sole Member
By:	/s/ Neal B. Soderquist
Neal B. Soderquist, its Chief Financial Officer

Exact Logistics, LLC, a Nebraska limited liability company By: Professional Veterinary Products, Ltd., a Nebraska corporation, its Manager and sole Member
By:	/s/ Neal B. Soderquist
Neal B. Soderquist, its Chief Financial Officer

First National Bank of Omaha, a national banking association
By:	/s/ Donald L. Erikson
Donald L. Erikson, Vice President

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